EXHIBIT 16


PRICEWATERHOUSECOOPERS
                                       PricewaterhouseCoopers LLP
                                       Suite 3400
                                       312 Walnut Street
                                       Cincinnati OH 45202-4046
                                       Telephone (513) 651 4000
                                       Facsimile (513) 768 4599


February 28, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:

We have read the statements made by Ohio Casualty Insurance Company Employee Savings Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 28, 2001. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,



PricewaterhouseCoopers LLP

Item 4     Changes in Registrant's Certifying Accountant
------     ---------------------------------------------
(a) (1) PricewaterhouseCoopers LLP has been the independent public accountant for The Ohio Casualty Insurance Company Employee Savings Plan (the "Plan"). On February 23, 2001, the Plan informed PricewaterhouseCoopers LLP that it would be dismissed as the Plan's independent public accountant upon completion of the audit for the fiscal year ended December 31, 2000.

    (2) For the two fiscal years ended December 31, 1999, the report of PricewaterhouseCoopers LLP on the Plan's consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles.

    (3) The decision to change the independent public accountant was recommended by the Retirement Committee of Ohio Casualty Corporation and approved by the Directors of The Ohio Casualty Insurance Company.

    (4) During the Plan's two fiscal years ended December 31, 1999 and through February 23, 2001, there were no disagreements between PricewaterhouseCoopers LLP and the Plan regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in its report on the financial statements for such years.

    (5) The Plan has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated February 28, 2001, is filed as Exhibit 16 to this Form 8-K.

(b) On February 23, 2001, the Directors of The Ohio Casualty Insurance Company approved the engagement of Ernst & Young LLP as independent public accountant for the Plan for the fiscal year ending December 31, 2001. During the Plan's two most recent fiscal years, and through February 23, 2001, the Plan did not consult with Ernst & Young LLP as to any type of audit opinion that might be rendered on the Plan's financial statements and the Plan did not consult with Ernst & Young LLP as to any matter that was either the subject of a disagreement or reportable event.